July 2007	Preliminary Terms No. 317
Registration Statement No. 333-131266
Dated June 22, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

PLUS based on the StyleSelectSM Index on MSCI Europe due August 20, 2008
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

S U M M AR Y T E R M S
Issuer:		Morgan Stanley
Maturity date:		August 20, 2008
Underlying index:		StyleSelect Index on MSCI Europe (the “StyleSelect Europe Index”)
Aggregate principal amount:		$
Payment at maturity:

If final index value is greater than initial index value,
      $10 + ($10 x 200% x index percent increase)
      In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is less than or equal to initial index value,
      $10 x (final index value / initial index value)
      This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The index closing value of the StyleSelect Europe Index on the index business day immediately following the pricing date
Final index value:		The index closing value on the index valuation date, August 18, 2008, subject to adjustment for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$11.70 to $11.90 (117% to 119% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		July , 2007
Original issue date:		July , 2007 (5 business days after the pricing date)
CUSIP:		617475629
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10.00	$0.15	$9.85
	Total	$	$	$

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 8 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Investment Overview

Performance Leveraged Upside Securities

The StyleSelect Europe Index PLUS (the “PLUS”) can be used:

■	As an alternative to direct exposure to the StyleSelect Europe Index that enhances returns for a certain range of price performance of the StyleSelect Europe Index

■	To enhance returns and potentially outperform the StyleSelect Europe Index in a moderately bullish scenario

■	To achieve similar levels of exposure to the StyleSelect Europe Index as a direct investment while using fewer dollars by taking advantage of the leverage factor

Maturity:	13 Months
Leverage factor:	200%
Maximum payment at maturity:	117% to 119% of the stated principal amount
Principal protection:	None

StyleSelect Europe Index Overview

The StyleSelect Europe Index is a custom index modeled by Morgan Stanley & Co. Incorporated’s (“MS & Co.”) Quantitative and Derivative Strategies group and calculated by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley. MSCI applies MS & Co.’s quantitative model to the MSCI Europe Index to calculate the StyleSelect Europe Index.

The StyleSelect Europe Index consists of particular stocks selected from the component stocks of the MSCI Europe Index through an objective quantitative selection process developed by MS & Co. that is intended to identify European companies that combine strong growth and value characteristics using the pre-defined set of financial criteria described below. As of June 20, 2007, the StyleSelect Europe Index included 64 of the 586 stocks composing the MSCI Europe Index. The following chart illustrates the StyleSelect Europe Index selection process:

July 2007	Page 2

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

The StyleSelect Europe Index is a price return index, which measures only the market stock price performance of its component stocks (and excludes dividends on the component stocks).

The StyleSelect Europe Index was first published on September 1, 2006 with the base date of July 3, 2003 and a base value of 1,000 and is rebalanced quarterly based upon changes in the growth and value characteristics of current component stocks in the StyleSelect Europe Index and potential additional component stocks to be selected from the MSCI Europe Index, as determined by the quantitative selection process and upon changes in the overall composition of the MSCI Europe Index.

MSCI Europe Index Overview

The MSCI Europe Index is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain Sweden, Switzerland and the United Kingdom. The performance of the MSCI Europe Index is a free float weighted average values of all of the equity securities constituting the MSCI indices for the 16 selected countries, calculated using the Laspeyres’ concept of a weighted arithmetic average. Each of the component country indices is a sampling of equity securities across industry groups in such country’s equity markets.

StyleSelect Europe Index Recent Data Overview

Information as of market close on June 20, 2007

Ticker:	MSQISSEU

Current Index Level:	2,310.49

52 Weeks Ago:	1,747.99

52 Week High Index	2,348.75
Value (on 06/03/07):

52 Week Low Index	1,744.50
Value (on 07/18/06):

July 2007	Page 3

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Key Investment Rationale

This 13 month investment offers 200% leveraged upside, subject to a maximum payment at maturity of 117% to 119%.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the StyleSelect Europe Index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the StyleSelect Europe Index within a certain range of price performance.

Best Case Scenario	The StyleSelect Europe Index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity, 117% to 119%.

Worst Case Scenario	The StyleSelect Europe Index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	Appreciation potential is limited by the maximum payment at maturity.

■	The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the StyleSelect Europe Index.

■	The StyleSelect Europe Index may not outperform and may significantly underperform the MSCI Europe Index.

■	The StyleSelect Europe Index is not the same as the MSCI Europe Index.

■	Not equivalent to investing in the StyleSelect Europe Index or the MSCI Europe Index.

■	There are risks associated with investments in securities linked to the value of foreign equity securities.

■	The StyleSelect Europe Index is subject to currency exchange risk.

■	Adjustments to the StyleSelect Europe Index or the MSCI Europe Index could adversely affect the value of the PLUS.

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

July 2007	Page 4

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the StyleSelect Europe Index at maturity. The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2007	July , 2007 (5 business days after the pricing date)	August 20, 2008, subject to postponement due to a market disruption event

Key Terms

Issuer:	Morgan Stanley

Underlying index:	StyleSelect Index on MSCI Europe (the “StyleSelect Europe Index”)

Underlying index publisher:	Morgan Stanley Capital International Inc. (“MSCI”)

Issue price:	$10 per PLUS

Stated principal amount:	$10 per PLUS

Denominations:	$10 per PLUS and integral multiples thereof

Interest:	None

Bull market or bear market PLUS:	Bull market PLUS

Payment at maturity:

If final index value is greater than initial index value,
      $10 + leveraged upside payment
      In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is less than or equal to initial index value,
      $10 x index performance factor
      This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x 200% x index percent increase

Index percent increase: Initial index value:	(final index value – initial index value) / initial index value The index closing value of the StyleSelect Europe Index on the index business day immediately following the pricing date.

Final index value:	The index closing value on the index valuation date as published under the Bloomberg ticker symbol “MSQISSEU” or any successor symbol.

Index valuation date:	August 18, 2008, subject to adjustment for certain market disruption events with respect to either the StyleSelect Europe Index or the MSCI Europe Index.

Index performance factor:	(final index value / initial index value)

Maximum payment at maturity:	$11.70 to $11.90 (117% to 119% of the stated principal amount)

Postponement of maturity date:

If the scheduled index valuation date is not an index business day or if a market disruption event occurs on that day so that the index valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that index valuation date as postponed.

Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; alteration of method of calculation

The following provision replaces “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the prospectus supplement for PLUS in its entirety.

If MSCI discontinues publication of the MSCI Europe Index and MSCI or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the MSCI Europe Index (such index, as modified by the StyleSelect Europe Index methodology described herein, being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the value of such successor index, with any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Europe Index.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to Morgan Stanley and to The Depository Trust

July 2007	Page 5

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Company, which we refer to as DTC, as holder of the PLUS, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of (i) the StyleSelect Europe Index on any index business day or (ii) the MSCI Europe Index prior to, and such discontinuance is continuing on, any index business day and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then, in each case, the index valuation date will be deemed accelerated to the trading day immediately preceding such discontinuance and the calculation agent will determine the payment at maturity on that date.

If at any time the method of calculating the StyleSelect Europe Index or a successor index, or the value thereof, is changed in a material respect, or if the StyleSelect Europe Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the StyleSelect Europe Index or that successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Europe Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the final index value with reference to the StyleSelect Europe Index or such successor index, as adjusted. Accordingly, if the method of calculating the StyleSelect Europe Index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the StyleSelect Europe Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Market disruption event

The following provision replaces “market disruption event” in the prospectus supplement for PLUS in its entirety.

“Market disruption event” means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the StyleSelect Europe Index or the MSCI Europe Index (or the relevant successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such relevant exchange; or a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the StyleSelect Europe Index or the MSCI Europe Index (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the StyleSelect Europe Index or the MSCI Europe Index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the PLUS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the StyleSelect Europe Index or the MSCI Europe Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the StyleSelect Europe Index or the MSCI Europe Index and (5) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary securities market on which exchange traded funds related to the StyleSelect Europe Index or the MSCI Europe Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant exchange:

The following provision replaces “relevant exchange” in the prospectus supplement for PLUS in its entirety.

The primary exchange(s) or market(s) of trading for (i) any security then included in the StyleSelect Europe Index, the MSCI Europe Index or any successor index, and (ii) any futures or options contracts

July 2007	Page 6

related to the StyleSelect Europe Index or the MSCI Europe Index or any successor index or to any security then included in the StyleSelect Europe Index or the MSCI Europe Index or any successor index.

Index business day:

The following provision replaces “index business day” in the prospectus supplement for PLUS in its entirety.

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the StyleSelect Europe Index and the MSCI Europe Index, other than a day on which trading on such relevant exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Risk factors:	Please see “Risk Factors” on page 11.

July 2007	Page 7

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

General Information
Listing: CUSIP: Minimum ticketing size: Tax considerations:

The PLUS will not be listed on any securities exchange.

617475629

100 PLUS

Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, the following U.S. federal income tax consequences should result.

	■	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

	■	Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee: Calculation agent: Use of proceeds and hedging:

The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. Incorporated (“MS & Co.”)

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the index business day immediately following the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on European equity indices and the component securities of the StyleSelect Europe Index. Such purchase activity could increase the value of the StyleSelect Europe Index, and therefore the value at which the StyleSelect Europe Index must close on the index valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA: Contact:

See “ERISA” in the prospectus supplement for PLUS.

You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

Syndicate Information
Issue Price of the PLUS	Selling Concession	Principal Amount of PLUS for any single investor
$10.00	1.50%	<$999K
$9.9750	1.25%	$1MM-$2.99MM
$9.9625	1.125%	$3MM-$4.99MM
$9.95	1.000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

July 2007	Page 8

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following hypothetical terms:

Stated principal amount:	$10
Leverage factor:	200%
Maximum payment at maturity:	$11.80 (118)% of the stated principal amount)

PLUS Payoff Diagram

How it works

■	If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 200% of the appreciation of the StyleSelect Europe Index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 109% of the initial index value.

	–	If the StyleSelect Europe Index appreciates 5%, the investor would receive a 10% return, or $11.00.

	–	If the StyleSelect Europe Index appreciates 9%, the investor would receive the hypothetical maximum payment at maturity of 118% of the stated principal amount, or $11.80.

■	If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the StyleSelect Europe Index.

	–	If the StyleSelect Europe Index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

July 2007	Page 9

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the StyleSelect Europe Index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10 + leveraged upside payment,

subject to a maximum payment at maturity of $11.70 to $11.90, or 117% to 119% of the stated principal amount of $10 for each PLUS,

where,

leveraged upside payment = ($10 × 200% × index percent increase)

and

final index value – initial index value
index percent increase	=
initial index value

If the final index value is less than or equal to the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10 × index performance factor

where,

final index value
index performance factor	=
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

July 2007	Page 10

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-12 of the prospectus supplement for PLUS. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

■	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the StyleSelect Europe Index.

■	Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.70 to $11.90, or 117% to 119% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the value of the StyleSelect Europe Index at maturity, because the payment at maturity will be limited to 117% to 119% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 108.5% to 109.5% of the initial index value.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the StyleSelect Europe Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

■	The StyleSelect Europe Index may not outperform and may significantly underperform the MSCI Europe Index. In historical simulations of past performance, the StyleSelect Europe Index has experienced significant fluctuations in value and periods of significant losses. Since the quantitative factors that determine the composition of the StyleSelect Europe Index do not change, the StyleSelect Europe Index is not actively managed to adjust to changing geopolitical, financial or other conditions. The StyleSelect Europe Index’s quantitative stock selection process could select stocks that underperform the MSCI Europe Index, possibly significantly. Even if the StyleSelect Europe Index does outperform the MSCI Europe Index, the StyleSelect Europe Index could decrease in value if the MSCI Europe Index suffers losses that are not fully offset by any outperformance of the StyleSelect Europe Index.

■	The StyleSelect Europe Index is not the same as the MSCI Europe Index. The StyleSelect Europe Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group consisting of a sub-set of particular stocks selected from the component stocks of the MSCI Europe Index that is intended to identify European companies that combine strong growth and value characteristics using a pre-defined set of financial criteria. As a result, the return on the PLUS will not be the same as the return on an instrument identical to the PLUS linked to the MSCI Europe Index.

■	Not equivalent to investing in the StyleSelect Europe Index or the MSCI Europe Index. Investing in the PLUS is not equivalent to investing in the StyleSelect Europe Index, the MSCI Europe Index or their component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the StyleSelect Europe Index or the MSCI Europe Index.

July 2007	Page 11

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

■	The PLUS are linked to an index composed exclusively of European stocks and there are risks associated with investments in securities linked to the value of foreign equity securities. All of the component stocks of the StyleSelect Europe Index are selected from the MSCI Europe Index. As a result, the StyleSelect Europe Index is concentrated exclusively in European equities. There are risks associated with investing in foreign equity markets, such as the European markets, including risks of volatility in those markets, governmental intervention in those markets and cross- shareholdings in companies listed in those markets. The prices of securities in foreign markets, such as the European markets, may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

■	The StyleSelect Europe Index is subject to currency exchange risk. The StyleSelect Europe Index is calculated in euros and is therefore exposed to currency exchange rate fluctuations between the euro and the local currencies to the extent that the component stocks of the StyleSelect Europe Index are denominated in currencies other than the euro. Because the closing prices of the component stocks denominated in non-euro local currencies are converted into the euro for purposes of calculating the value of the StyleSelect Europe Index, investors in the PLUS will be exposed to currency exchange rate risk between the euro and the non-euro local currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such non- euro local currencies strengthen or weaken against the euro and the relative weight of the component stocks denominated in such local currencies in the StyleSelect Europe Index. The devaluation of the euro against the non-euro local currencies will result in an increase in the value of the StyleSelect Europe Index, in the absence of other factors affecting the value of the StyleSelect Europe Index. Conversely, if the euro strengthens against these currencies, the value of the StyleSelect Europe Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the StyleSelect Europe Index, and any negative currency impact on the StyleSelect Europe Index may significantly decrease the value of the PLUS. Accordingly, the return on the StyleSelect Europe Index calculated in euros can be significantly different from the return on such index calculated in local currencies.

■	Adjustments to the StyleSelect Europe Index or the MSCI Europe Index could adversely affect the value of the PLUS. MSCI is solely responsible for calculating and maintaining the StyleSelect Europe Index and the MSCI Europe Index. MSCI may add, delete or substitute the component stocks of the MSCI Europe Index and, consequently, of the StyleSelect Europe Index or make other methodological changes in the MSCI Europe Index that could directly or indirectly affect the value of the StyleSelect Europe Index. MSCI may discontinue or suspend calculation or publication of the MSCI Europe Index at any time, in which case the calculation agent will have the sole discretion to substitute a successor index, which is comparable to the MSCI Europe Index, to underlie the StyleSelect Europe Index, and the calculation agent is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no such appropriate successor index or if MSCI discontinues or suspends calculation or publication of the StyleSelect Europe Index, the PLUS will be deemed accelerated to the index business day immediately preceding such discontinuance. Any of these actions could adversely affect the value of the PLUS.

July 2007	Page 12

PLUS Based on the Value of
the StyleSelectSM Index on MSCI Europe

■	Component stocks of the StyleSelect Europe Index are generally selected on the basis of their growth and value criteria in comparison only to other companies incorporated in the same country. Since the growth and value scores of a company are calculated and expressed in comparison to other companies incorporated in the same country, rather than as compared to all other European companies, certain companies from countries with generally high growth and value criteria may not be included in the StyleSelect Europe Index, when they would have been included if they were incorporated in countries with less competitive companies. Conversely, companies with lower overall growth and value criteria may be included in the StyleSelect Europe Index if they are incorporated in a country that generally did not possess competitive companies.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. — The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the PLUS, the timing and character of income on the PLUS might differ from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for PLUS.

Other Risk Factors

■	Secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your PLUS to maturity.

■	Potential adverse economic interest of the calculation agent. The hedging or trading activities of our affiliates on or prior to the index business day immediately following the pricing date and prior to the maturity date, including on the index valuation date, could adversely affect the value of the StyleSelect Europe Index and therefore, could decrease the amount you may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the StyleSelect Europe Index must close on the index valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date, could potentially affect the value of the StyleSelect Europe Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

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Information about the StyleSelect Europe Index and the MSCI Europe Index

The StyleSelect Europe Index. The StyleSelect Europe Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan Stanley. MSCI applies MS & Co.’s quantitative model to the MSCI Europe Index to calculate the StyleSelect Europe Index. The quantitative model is intended to identify European companies that combine strong growth and value characteristics using the pre-defined set of financial criteria. See “Annex A—The StyleSelect Europe Index”.

The MSCI Europe Index. The MSCI Europe Index is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain Sweden, Switzerland and the United Kingdom. The performance of the MSCI Europe Index is a free float weighted average values of all of the equity securities constituting the MSCI indices for the 16 selected countries, calculated using the Laspeyres’ concept of a weighted arithmetic average. Each of the component country indices is a sampling of equity securities across industry groups in such country’s equity markets. See “Annex A—The MSCI Europe Index”.

Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI designed the MSCI Europe Index and the guidelines and policies governing its composition and calculation. MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Europe Index. See “Annex A—Affiliation of MSCI, MS & Co. and Morgan Stanley”.

License Agreement Between MSCI and MS & Co. “StyleSelect IndexSM on MSCI Europe” and “MSCI Europe Index” are service marks of MSCI and have been licensed for use by Morgan Stanley. See “Annex A—License Agreement Between MSCI and MS & Co.”

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the StyleSelect Europe Index for each quarter in the period from September 1, 2006 through June 20, 2007. The closing value of the StyleSelect Europe Index on June 20, 2007 was 2,310.49. Also set forth below are the indicative index values for the StyleSelect Europe Index for each quarter in the period from July 3, 2003 (the starting date for calculating the StyleSelect Europe Index using the current calculation methodology and actual values of the MSCI Europe Index) through August 31, 2006. Because MSCI began public dissemination of the StyleSelect Europe Index on September 1, 2006, the closing values set forth below prior to September 1, 2006 are based on historical trading data for the applicable component stocks of the MSCI Europe Index, calculated by MSCI as though the StyleSelect Europe Index had been published during that period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical or indicative values of the StyleSelect Europe Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the StyleSelect Europe Index on the observation date. The payment of dividends on the stocks that constitute the StyleSelect Europe Index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

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StyleSelect Europe Index	High	Low	Period End
2003
Third Quarter	1,112.77	999.03	1,037.88
Fourth Quarter	1,157.01	1,049.16	1,157.01
2004
First Quarter	1,261.83	1,157.01	1,224.34
Second Quarter	1,296.74	1,204.26	1,261.67
Third Quarter	1,284.19	1,209.23	1,269.04
Fourth Quarter	1,362.08	1,248.05	1,358.34
2005
First Quarter	1,471.06	1,360.42	1,438.76
Second Quarter	1,513.50	1,393.82	1,502.20
Third Quarter	1,631.68	1,493.22	1,631.68
Fourth Quarter	1,733.48	1,549.26	1,721.43
2006
First Quarter	1,916.54	1,732.17	1,908.19
Second Quarter	1,952.02	1,706.38	1,807.78
Third Quarter	1,939.04	1,744.50	1,939.04
Fourth Quarter	2,135.06	1,933.45	2,129.07
2007
First Quarter	2,254.69	2,062.91	2,182.60
Second Quarter (through June 20, 2007)	2,348.75	2,186.80	2,310.49

The following graph illustrates the trends of the indicative and historical monthly closing values of the StyleSelect Europe Index and the closing values of the MSCI Europe Index from December 31, 1996 to May 31, 2007. The graph has been calculated using the indicative and historical monthly closing values as described above and, for all periods prior to July 3, 2003, simulated historical closing values of the applicable component stocks of the MSCI Europe Index prepared by MS & Co.'s Quantitative and Derivative Strategies Group and without applying the 10/40 Concentration Constraints in UCITS III described under “Annex A—The StyleSelect Europe Index—Original Selection of Component Stocks of the StyleSelect Europe Index.” In addition, on July 3, 2003, the StyleSelect Europe Index was re-based to an index level of 1,000 and re-calculated using the original selection criteria described under “Annex A—The StyleSelect Europe Index—Original Selection of Component Stocks of the StyleSelect Europe Index” instead of the quarterly maintenance criteria described under “Annex A—The StyleSelect Europe Index—Maintenance of the StyleSelect Europe Index” for the purposes of selecting the component stocks of the StyleSelect Europe Index. The use of simulated historical closing values without application of the 10/40 Concentration Constraints in UCITS III and the re-calculation of the StyleSelect Europe Index using the original selection criteria in July 2003 may have resulted in higher returns for the StyleSelect Europe Index than would have been realized using actual closing values prepared by MSCI and the current StyleSelect Europe Index calculation methodology. In addition, the graph does not show every situation that may occur and the historical or indicative performance of the StyleSelect Europe Index relative to the MSCI Europe Index should not be taken as an indication of future comparative performance.

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StyleSelect Europe Index and MSCI Europe Index Closing Values From
December 31, 1996 to May 31, 2007

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Annex A

The StyleSelect Europe Index

The StyleSelect Europe Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan Stanley. MSCI applies Morgan Stanley’s quantitative model to the MSCI Europe Index to calculate the StyleSelect Europe Index. The StyleSelect Europe Index consists of particular stocks selected from the component stocks of the MSCI Europe Index through an objective quantitative selection process developed by MS & Co. that is intended to identify European companies that combine strong growth and value characteristics using the pre-defined set of financial criteria described below. As of June 20, 2007, the StyleSelect Europe Index included 64 of 586 stocks composing the MSCI Europe Index. The following chart illustrates the StyleSelect Europe Index selection process:

The MSCI Europe Index, from which stocks included in the StyleSelect Europe Index are selected, is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index is a free float-adjusted market capitalization index, which adjusts the weighting of each stock in the index to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in a particular country. The StyleSelect Europe Index uses the same free-float adjusted market capitalization methodology as the MSCI Europe Index. For more information regarding the MSCI Europe Index generally and the methodology for calculating free float-adjusted market capitalization, please see “Annex A—The MSCI Europe Index,” “Annex A—MSCI Europe Index—Index Calculation” and “Annex A—The MSCI Europe Index—Selection of Component Stocks and Calculating and Adjusting for Free Float,” respectively, below. The StyleSelect Europe Index is a price return index, which measures only the market stock price performance of its component stocks (and excludes dividends on the component stocks).

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The StyleSelect Europe Index was first published on September 1, 2006 with the base date of July 3, 2003 and a base value of 1,000 and is rebalanced quarterly based upon changes in the growth and value characteristics of current component stocks in the StyleSelect Europe Index and potential additional component stocks to be selected from the MSCI Europe Index, as determined by the quantitative selection process and upon changes in the overall composition of the MSCI Europe Index. Both the StyleSelect Europe Index and the MSCI Europe Index are calculated and published daily by MSCI. See “Annex A—Affiliation of MSCI, MS & Co. and Morgan Stanley.”

Index Selection – Value Characteristics and Growth Characteristics

Value Characteristics. In order to measure the value characteristics of a particular stock, MSCI calculates a quantifiable score, known as the “Aggregate Value Z-Score”, which represents the combined average of three separate financial measures for a company as compared to the same financial measures of other companies incorporated and primarily listed, subject to certain limited exceptions, in the same country. Derived from publicly available information, these financial measures for value characteristics are as follows.

– Book value to price ratio

Book value is the value of the company’s assets as shown on its financial statements, which often differs from the market value of the company as reflected in its stock price. A high ratio may indicate a stock that is undervalued as the stock price may not fully reflect the value of the underlying assets, but could also indicate lackluster growth and/or profitability prospects.

– Twelve-month forward earnings to price ratio

This financial measure compares the expected earnings of a company over the next twelve months derived from consensus analysts’ earnings estimates to the company’s current stock price. A high ratio may indicate that a company’s stock price does not fully reflect future expected earnings growth, but could also mean that its earnings are volatile and therefore less valuable.

– Dividend yield

Dividend yield compares the amount of dividends paid by a company (as represented by the current annualized dividend per share) to its stock price. A high dividend yield may mean that the company’s stock price does not fully reflect the returns an investor may receive in the form of dividend distributions, but could also mean that the company is reinvesting less of its earnings than companies with a low dividend yield and, as a result, may be expected to grow earnings at a lower rate.

MSCI compares these financial measures for a particular stock to all the other companies in the MSCI Europe Index that are incorporated in the same country as that company to calculate how statistically close the company is to the average company in that country for that particular financial measure. These country-specific financial measure comparisons are averaged together on the basis of proprietary weightings to reach the Aggregate Value Z-Score. Stocks with higher Aggregate Value Z-Scores are generally selected for inclusion in the StyleSelect Europe Index over stocks with lower Aggregate Value Z-Scores.

Growth Characteristics. Similarly, in order to measure the growth characteristics of a particular stock, MSCI calculates a second quantifiable score, known as the “Aggregate Growth Z-Score.” The Aggregate Growth Z-Score is calculated on the same basis as the Aggregate Value Z-Score, except that it uses the following five financial measures, each derived from public information:

– Long-term forward earnings per share growth rate

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Expected earnings per share growth rate over the next three to five years derived from consensus analysts’ earnings growth rate estimates is a key measure of anticipated earnings growth. Since this financial measure is based on expectations of future earnings growth that may not be realized, this financial measure, while key, is not the sole determinant used to select a growth stock.

– Short-term forward earnings per share growth rate

Together with the long-term forward earnings per share growth rate, the short-term forward earnings per share growth rate, which is the growth rate between the 12-month historical earnings per share and the 12-month forward earnings per share, is often used to determine the growth potential of a company.

– Current internal growth rate

Combining return on equity ratio with the payout ratio (which is the current annualized dividend per share divided by the 12-month historical earnings per share), this financial measure compares earnings as a percentage of the equity invested in the company with the amount of dividends distributed by the company. A high return on equity and a low payout ratio produce a high internal growth rate, identifying companies that may be efficiently generating and reinvesting earnings and may therefore grow at a higher rate than a company distributing a larger portion of its earnings in dividends.

– Long-term historical earnings per share growth trend

This measure analyzes a company’s growth in earnings in past fiscal periods.

– Long-term historical sales per share growth trend

This measure analyzes a company’s growth in revenues in past fiscal periods.

These financial measures are averaged together on the basis of proprietary weightings to reach the Aggregate Growth Z-Score. Stocks with higher Aggregate Growth Z-Scores are generally selected for inclusion in the StyleSelect Europe Index over stocks with lower Aggregate Growth Z-Scores.

Original Selection of Component Stocks of the StyleSelect Europe Index

1. Quantitative Filter – The component stocks of the MSCI Europe Index were selected for initial inclusion in the StyleSelect Europe Index if both their Aggregate Value Z-Scores and Aggregate Growth Z-Scores were within certain specified upper and lower value limits. The quantitative parameters, which acted as a fixed zone for filtering candidate stocks, was designed by MS & Co.’s Quantitative Derivative Strategies group to identify stocks that advantageously combined value and growth characteristics.

2. Industry Sector Representation – After determining the stocks that met the quantitative parameters above, the selection process ensured that the StyleSelect Europe Index contained at least three stocks from each industry sector in the MSCI Europe Index. If an industry sector contained less than three stocks meeting the quantitative parameters, the StyleSelect Europe Index included stocks that failed to meet these parameters in the order of highest Aggregate Value Z-Score within each industry sector until the minimum of three stocks per industry sector was satisfied. The StyleSelect Europe Index applies this industry sector representation in its quarterly rebalancing described below.

3. Sector Weight – The StyleSelect Europe Index was designed to approximately match the industry sector weights of the MSCI Europe Index, including the adjustments to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership

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limits in a particular country as described in “—The MSCI Europe Index—Index Calculation” and “—The MSCI Europe Index—Selection of Component Stocks and Calculating and Adjusting for Free Float.” Accordingly, the weights of all component stocks of the StyleSelect Europe Index in a particular sector were increased or decreased proportionately until the sector weights of the StyleSelect Europe Index matched those of the MSCI Europe Index. The StyleSelect Europe Index applies this sector weighting methodology to its quarterly rebalancing described below.

4.      10/40 Concentration Constraints in UCITS III – The StyleSelect Europe Index took into consideration the 10% and 40% concentration constraints of the Undertakings for Collective Investment in Transferable Securities III Directive (“UCITS III”), which are a set of European Union regulations designed to regulate the management of investment funds. Under the 10% and 40% concentration constraints, the weight given to securities of any single issuer cannot exceed 10% of the total assets of an investment fund and the sum of the weights of all issuers representing more than 5% of the assets of an investment fund cannot collectively exceed 40% of the total assets of such investment fund. The StyleSelect Europe Index was designed and is maintained to comply with these 10% and 40% concentration constraints.

Maintenance of the StyleSelect Europe Index

The StyleSelect Europe Index is rebalanced quarterly (i) to maintain a specified level of value and growth characteristics in the component stocks of the StyleSelect Europe Index by reflecting changes in the Aggregate Value Z-Scores and Growth Z-Scores of component and candidate stocks, while taking into account the specified diversification criteria, and (ii) to reflect the results of MSCI’s annual index review and three quarterly index reviews of the MSCI Europe Index from which the StyleSelect Europe Index component stocks are selected. This quarterly review process is designed to ensure that the StyleSelect Europe Index continues to be an accurate reflection of the evolving equity markets in Europe for stocks that combine growth and value characteristics.

1.      Rebalancing due to Z-Scores.

A.      Quantitative Stock Selection – At the quarterly rebalancing, which occur each February, May, August and November, Z-Scores are used to identify component stocks of the MSCI Europe Index that could potentially be added to or removed from the StyleSelect Europe Index on the basis of objective quantitative criteria that differs from those used for the original selection of stocks for the StyleSelect Europe Index in that higher Z-Scores are necessary to add a stock to the StyleSelect Europe Index compared to the original selection criteria, while component stocks of the StyleSelect Europe Index will remain in the StyleSelect Europe Index unless they go below the specified removal thresholds, which are lower than the original minimum Z-Score requirements. These rebalancing thresholds are designed to help control turnover in the component stocks in an effort to maintain continuity and historical comparability of the StyleSelect Europe Index.

B.      Industry Sector Representation – After identifying stocks that meet the quantitative stock selection thresholds above, the industry sector representation requirement, as described under “—Original Selection of Component Stocks of the StyleSelect Europe Index,” is applied so that at least three stocks from each industry sector are included in the StyleSelect Europe Index.

If the minimum of three stocks per sector cannot be maintained due to corporate events or other reasons that lead to the removal of such stocks from the MSCI Europe Index, no action is taken until the next regularly scheduled quarterly rebalancing.

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C.      Sector Weight – At each quarterly rebalancing, the sector weighting methodology as described under “—Original Selection of Component Stocks of the StyleSelect Europe Index” is applied to approximate the sector weights of the MSCI Europe Index. Because the weights of all component stocks of the StyleSelect Europe Index in a particular sector are increased or decreased proportionately until the sector weights of the StyleSelect Europe Index match those of the MSCI Europe Index, the weights of the individual component stocks of the StyleSelect Europe Index from a particular sector could differ from the weights of those stocks in the MSCI Europe Index.

D.      10/40 Concentration Constraints in UCITS III – To take into account the 10% and 40% concentration constraints of UCITS III, which are described under “—Original Selection of Component Stocks of the StyleSelect Europe Index,” the StyleSelect Europe Index is adjusted as necessary if the StyleSelect Europe Index would have otherwise breached these concentration constraints due to the addition or removal of a stock or as a result of corporate events or the stock price performance of the component stocks. These adjustments may cause the sector weights of the StyleSelect Europe Index to diverge from the sector weights of the MSCI Europe Index.

2.      Rebalancing of the StyleSelect Europe Index due to ongoing maintenance of the MSCI Europe Index.

Annual and Quarterly MSCI Europe Index Reviews. Each year, the MSCI Europe Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the MSCI Europe Index and any changes to the MSCI Europe Index take effect as of the close of the last business day of February, May, August, and November. See “The MSCI Europe Index—Maintenance of the MSCI Europe Index and the Component Country Indices.” Because the component stocks of the StyleSelect Europe Index are selected only from the MSCI Europe Index, the StyleSelect Europe Index reflects the relevant changes in the composition of the MSCI Europe Index. A stock removed from the MSCI Europe Index is also removed from the StyleSelect Europe Index on the same day that the stock is removed from the MSCI Europe Index. A stock newly added to the MSCI Europe Index is not considered for addition to the StyleSelect Europe Index until the next StyleSelect Europe Index quarterly rebalancing so that the stock’s Aggregate Value Z-Score and the Aggregate Growth Z-Score can be calculated and analyzed to determine if the stock should be included in accordance with the StyleSelect Europe Index’s quantitative criteria.

Ongoing Event-Related Changes to the MSCI Europe Index. In addition to the annual and quarterly index reviews, MSCI reviews and updates the composition of the MSCI Europe Index on a periodic basis to take into account certain corporate events, such as such as mergers and acquisitions. See “The MSCI Europe Index—Maintenance of the MSCI Europe Index and the Component Country Indices.” The same changes implemented in the MSCI Europe Index are reflected in the StyleSelect Europe Index at the time of such event through price adjustments of the affected stocks or otherwise, and all changes to the MSCI Europe Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.

Currency and Hedging

The StyleSelect Europe Index is calculated by using the closing prices of the component stocks of the StyleSelect Europe Index as converted into euros, and currency exposures are not hedged. As a result, the StyleSelect Europe Index calculated in euros is exposed to currency exchange rate fluctuations between the euro and the local currencies to the extent that the component stocks of the StyleSelect Europe Index are denominated in currencies other than the euro. Because the closing prices of the component stocks denominated in non-euro local currencies are converted into the euro for purposes of calculating the value of the StyleSelect Europe Index, investors in the PLUS will be exposed to currency exchange rate risk between the euro and the non-euro local currencies in which the component stocks trade. Exposure to currency

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changes will depend on the extent to which such non-euro local currencies strengthen or weaken against the euro and the relative weight of the component stocks denominated in such local currencies in the StyleSelect Europe Index. The devaluation of the euro against the non-euro local currencies will result in an increase in the value of the StyleSelect Europe Index, in the absence of other factors affecting the value of the StyleSelect Europe Index. Conversely, if the euro strengthens against these currencies, the value of the StyleSelect Europe Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the StyleSelect Europe Index, and any negative currency impact on the StyleSelect Europe Index may significantly decrease the value of the PLUS. Accordingly, the return on the StyleSelect Europe Index calculated in euros can be significantly different from the return on such index calculated in local currencies.

The MSCI Europe Index

The MSCI Europe Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in these preliminary terms regarding the MSCI Europe Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI or Morgan Stanley has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the MSCI Europe Index.

The MSCI Europe Index is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI Europe Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Stocks”) constituting the MSCI indexes for the 16 selected countries (the “Component Country Indices”), calculated using the Laspeyres’ concept of a weighted arithmetic average. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI Europe Index and the Component Country Indices” below.

Prices used to calculate the Component Stocks are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI Europe Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Stocks. The MSCI Europe Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI Europe Index and the Component Country Indices. In order to maintain the representativeness of the MSCI Europe Index, structural changes to the MSCI Europe Index as a whole may be made by adding or deleting Component Country Indices and the related Component Stocks. Currently, such changes in the MSCI Europe Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

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MSCI may add additional Component Country Indices to the MSCI Europe Index or subtract one or more of its current Component Country Indices prior to the expiration of the PLUS.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI Europe Index.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. The quarterly index reviews may result in additions and deletions of Component Stocks from a Component Country Index and changes in “inclusion factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Stocks may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the inclusion factors for Component Stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the inclusion factors as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Stocks, updating the minimum size guidelines for new and existing Component Stocks, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Stocks changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

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Selection of Component Stocks and Calculating and Adjusting for Free Float. The selection of the Component Stocks for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive inclusion factors for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s inclusion factors. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI designed the MSCI Europe Index and the guidelines and policies governing its composition and calculation. MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Europe Index. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EUROPE INDEX. THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT STOCKS COMPOSING THE MSCI EUROPE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT STOCKS ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EUROPE INDEX AND THE STYLESELECT INDEX. FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EUROPE INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EUROPE INDEX AND THE STYLESELECT INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EUROPE INDEX

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OR THE STYLESELECT INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE PLUS, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks of the StyleSelect Europe Index or the MSCI Europe Index could lead to actions on the part of such underlying issuers which might adversely affect the value of the StyleSelect Europe Index or the MSCI Europe Index.

The information contained in these preliminary terms regarding the MSCI Europe Index reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the StyleSelect Europe Index or the MSCI Europe Index.

License Agreement between MSCI and MS & Co.

MSCI and MS & Co. have entered into a non-exclusive license agreement providing for the license to MS & Co. and certain of its affiliated or subsidiary companies, including Morgan Stanley, of the right to use the StyleSelect Europe Index and the MSCI Europe Index in connection with certain securities, including the PLUS.

The license agreement between MSCI and MS & Co. provides that the following language must be set forth in these preliminary terms:

THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THIS SECURITY HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS SECURITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS SECURITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS SECURITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS SECURITY OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS SECURITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS SECURITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI

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PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS SECURITY OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS SECURITY, INVESTORS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS SECURITY OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers or of investors in the PLUS.

“StyleSelect Index on MSCI Europe” and “MSCI Europe Index” are service marks of MSCI and have been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the PLUS.

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